Exhibit 99.1

RYVYL Bolsters Capital Structure Resulting in Debt Reduction, Significant Improvement to Cash Flow, and Increased Shareholder Equity in Exchange Agreement with Convertible Noteholder

$6 Million Initial Debt Reduction

Additional $16.7 million upon Exchanges of Convertible Note into Preferred Stock

$5 Million Second Half 2023 Cash Flow Improvement with Interest Write-off

SAN DIEGO, CA – July 26, 2023 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), a company that leverages the security of the blockchain and USD-pegged stablecoin technology with near-real-time attestation capabilities to conduct payment transactions, has agreed to an amendment of terms with the noteholder of the $100 million convertible note financing, originally entered into on November 5, 2021.

Under the terms of an Exchange Agreement, in two separate exchanges, an aggregate of $22.703 million of the existing note will potentially be exchanged into 15,000 shares of a new class of RYVYL convertible preferred stock, with an aggregate stated value of $15,000,000.  We expect $6 million of the existing note (including $1,703,000 of interest) will be exchanged into 6,000 shares of preferred stock in the initial exchange that we anticipate will occur on or prior to July 27, 2023 with the remaining $16,703,000 in principal to be exchanged into 9,000 shares of preferred stock at an additional closing, subject to the Company’s having obtained stockholder approval for the issuance of all shares of common stock underlying the preferred stock in accordance with the rules and regulations of NASDAQ.  After the consummation of the exchanges, the Company’s total debt will effectively be reduced by $22.703 million, improving shareholder equity by a similar amount and the stated value of the new preferred stock issued in the exchange shall be approximately $7.7 million less than the aggregate amount of the existing note surrendered in the exchanges.  Under the terms of the separate Leak-Out Agreement with the noteholder, there are also certain limitations on the noteholder’s sales of RVYL stock in the open market.

Chairman Ben Errez commented: “This a major win for all RYVYL stakeholders once again demonstrating the strength of the relationship with our noteholder as well as its belief in RYVYL’s mission and the proposed Coyni spin-off. We believe that the exchange should significantly bolster and revitalize our capital structure with the added benefit of mitigating NASDAQ compliance deficiencies risk on both bid price compliance and future shareholder equity requirements. We are grateful to have this institutional level commitment to our global growth capabilities.”

Additional information will be available in the Company’s 8k filing with the SEC available on RYVYL’s Investor Relations website https://investors.ryvyl.com/financials/sec-filings/

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging unique blockchain security and USD-pegged stablecoin technology with near real-time attestation capabilities, RYVYL is reinventing the future of financial transactions using its coyni® stablecoin platform as a transactional foundation. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements.

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements regarding the timing of the filing of the aforementioned periodic reports. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the completion and filing of the aforementioned periodic reports will take longer than expected and that additional information may become known prior to the expected filing of the aforementioned periodic reports with the SEC. Other risk factors affecting the Company are discussed in detail in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Investor Relations Contact:
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
RVYL@mzgroup.us
www.mzgroup.us